UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2014

IMMUNOCLIN CORPORATION

(Exact name of registrant as specified in charter)

Nevada	000-54738	32-0337695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9107 Wilshire Blvd., Suite 450, Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

1-888-267-1175

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On February 5, 2014, Immunoclin Corporation (the “Company”) issued 1,000,000 shares of Series A Preferred Stock to certain Shareholders of the Company.  The issuances of the Series A Preferred Stock to the Shareholders were made in consideration for services provided to the Company and were issued in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder.

Item 3.03.  Material Modification to Rights of Security Holders

On January 30, 2014, the Company filed a Certificate of Designation of Series A Preferred Stock (the "Certificate of Designation”) with the Nevada Secretary of State designating 1,000,000 of the Company's previously authorized preferred stock.  The Certificate of Designation states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof of the Series A Preferred Stock.  With respect to voting rights, for so long as any shares of the Series A Preferred Stock remain issued and outstanding, the Holder thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to fifty-one (51%) percent of the total vote.  The Series A Preferred stock is not convertible into any shares of the Company's common stock and the Holders thereof are not entitled to receive dividends of any kind.  With respect to rights on liquidation, dissolution or winding up, shares of Series A Preferred Stock shall not have any rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary.  The foregoing description of the terms of the Series A Preferred Stock is qualified in its entirety by the provisions of Certificate of Designation filed as Exhibit 3.1 hereto.

Item 8.01.  Other Events.

On January 29, 2014, the Company received approval from FINRA for its previously announced name change.  As of January 29, 2013 the Company’s common stock now trades under its new name Immunoclin Corporation.  The Company’s new trading symbol is IMCL.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit Number	Description of Exhibit
3.1	Certificate of Designation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOCLIN CORPORATION
Date: February 6, 2014	By: /s/ Dr. Dorothy Bray
Dr. Dorothy Bray, President, C.E.O. & Director